UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

United Online Incorporated

(Name of Issuer)

Common Stock, .0001 Par Value

(Title of Class of Securities)

911268100 (CUSIP Number)

December 31, 2003

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting persons’ initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NUMBER 911268100

1.	Name of Reporting Persons I.R.S. Identification Nos. of persons (entities only) Draper Fisher Jurvetson Fund V, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power 0 6. Shared Voting Power 0 7. Sole Dispositive Power 0 8. Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 197,353

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.3%

12.	Type of Reporting Person (See Instructions) PN

CUSIP NUMBER 911268100

1.	Name of Reporting Persons I.R.S. Identification Nos. of persons (entities only) Draper Fisher Jurvetson Management Company V, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power 0 6. Shared Voting Power 0 7. Sole Dispositive Power 0 8. Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 197,353

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.3%

12.	Type of Reporting Person (See Instructions) OO

CUSIP NUMBER 911268100

1.	Name of Reporting Persons I.R.S. Identification Nos. of persons (entities only) Timothy C. Draper

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power 78,524 6. Shared Voting Power 51,870 7. Sole Dispositive Power 78,524 8. Shared Dispositive Power 51,870

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 197,353

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.3%

12.	Type of Reporting Person (See Instructions) IN

CUSIP NUMBER 911268100

1.	Name of Reporting Persons I.R.S. Identification Nos. of persons (entities only) John H.N. Fisher

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power 0 6. Shared Voting Power 0 7. Sole Dispositive Power 0 8. Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 197,353

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.3%

12.	Type of Reporting Person (See Instructions) IN

CUSIP NUMBER 911268100

1.	Name of Reporting Persons I.R.S. Identification Nos. of persons (entities only) Stephen T. Jurvetson

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power 66,959 6. Shared Voting Power 0 7. Sole Dispositive Power 66,959 8. Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 197,353

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.3%

12.	Type of Reporting Person (See Instructions) IN

CUSIP NUMBER 911268100

1.	Name of Reporting Persons I.R.S. Identification Nos. of persons (entities only) JABE, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power 0 6. Shared Voting Power 51,870 7. Sole Dispositive Power 0 8. Shared Dispositive Power 51,870

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 197,353

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.3%

12.	Type of Reporting Person (See Instructions) OO

CUSIP NUMBER 911268100

1.	Name of Reporting Persons I.R.S. Identification Nos. of persons (entities only) Draper Fisher Jurvetson Partners V, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power 0 6. Shared Voting Power 0 7. Sole Dispositive Power 0 8. Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 197,353

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.3%

12.	Type of Reporting Person (See Instructions) OO

Item 1	(a)	Name of Issuer: United Online Incorporated

	(b)	Address of Issuer’s Principal Executive Offices: 255 Townsgate Road, Westlake Village, CA 91361

Item 2	(a)

Name of Person Filing:

Draper Fisher Jurvetson Fund V, L.P.

Draper Fisher Jurvetson Management Company V, LLC

Timothy C. Draper

John H.N. Fisher

Stephen T. Jurvetson

JABE, LLC

Draper Fisher Jurvetson Partners V, LLC

	(b)	Address of Principal Business Office or, if none, Residence: 400 Seaport Court, Suite 250, Redwood City, CA 94063

	(c)	Citizenship:

		Draper Fisher Jurvetson Fund V, L.P. Draper Fisher Jurvetson Management Company V, LLC Timothy C. Draper John H.N. Fisher Stephen T. Jurvetson JABE, LLC Draper Fisher Jurvetson Partners V, LLC	California California United States United States United States California California

	(d)	Title of Class of Securities: Common Stock

	(e)	CUSIP No.: 911268100

Item 3.	If this statement is filed pursuant to §240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

	(a)	☐ Broker or dealer registered under section 15 of the act (15 u.s.c. 78o).

	(b)	☐ Bank as defined in section 3(a)(6) of the act (15 u.s.c. 78c).

	(c)	☐ Insurance company as defined in section 3(a)(19) of the act (15 u.s.c. 78c).

	(d)	☐ Investment company registered under section 8 of the investment company Act of 1940 (15 u.s.c. 80a-8).

	(e)	☐ An investment adviser in accordance with §240.13d-1(b)(1)(ii)(e);

(f) ☐ An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(f);

(g) ☐ A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(g);

(h) ☐ A savings association as defined in section 3(b) of the federal deposit insurance act (12 u.s.c. 1813);

(i) ☐ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the investment company act of 1940 (15 u.s.c. 80a-3);

(j) ☐ Group, in accordance with §240.13d-1(b)(1)(ii)(j).

Item 4.	Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1. See rows 5 through 11 of cover pages.

Item 5.

Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following  ☒.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person. Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person. Not Applicable.

Item 8.	Identification and Classification of Members of the Group. Not Applicable.

Item 9.	Notice of Dissolution of Group. Not Applicable.

Item 10.	Certifications. Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or (c).

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Draper Fisher Jurvetson Fund V, L.P.

Dated:	February 16, 2004	By:	/s/ Tim Draper

			Name:	Tim Draper
			Title:	Managing Director

Draper Fisher Jurvetson Management Company V, LLC

		By:	/s/ Tim Draper

			Name:	Tim Draper
			Title:	Managing Director

/s/ Timothy C. Draper
Timothy C. Draper

/s/ John H.N. Fisher
John H.N. Fisher

/s/ Stephen T. Jurvetson
Stephen T. Jurvetson

JABE, LLC

		By:	/s/ Tim Draper

Tim Draper Managing Director

Draper Fisher Jurvetson Partners V, LLC

		By:	/s/ Tim Draper

			Name:	Tim Draper
			Title:	Managing Director

Exhibit Index

Exhibit	Description

99.1	Statement pursuant to Rule 13d-1(k)(1)(iii), filed herewith